Exhibit 10(nn)

CenterPoint Energy, Inc.
Summary of Senior Executive Officer Compensation

The following is a summary of compensation paid to the Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents identified below (to whom we collectively refer as our “senior executive officers”) of CenterPoint Energy, Inc. (the “Company”). For additional information regarding the compensation of the senior executive officers, please read the definitive proxy statement relating to the Company’s 2015 annual meeting of shareholders to be filed pursuant to Regulation 14A.

Base Salary. The following table sets forth the annual base salary of the Company’s senior executive officers effective April 1, 2015:

Name and Position	Base Salary
Scott M. Prochazka President and Chief Executive Officer	$927,000
Gary L. Whitlock Executive Vice President and Chief Financial Officer	$600,000
Tracy B. Bridge Executive Vice President and President Electric Division	$455,000
Joseph B. McGoldrick Executive Vice President and President Gas Division	$455,000

Short Term Incentive Plan. Annual bonuses are paid to the Company’s senior executive officers pursuant to the Company’s short term incentive plan, which provides for cash bonuses based on the achievement of certain performance objectives approved in accordance with the terms of the plan at the commencement of the year. Information regarding awards to the Company’s senior executive officers under the short term incentive plan is provided in definitive proxy statements relating to the Company’s annual meeting of shareholders.

Long Term Incentive Plan. Under the Company’s long term incentive plan, the Company’s senior executive officers may receive grants of (i) stock option awards, (ii) stock appreciation rights, (iii) stock awards, (iv) restricted stock unit awards, (v) cash awards and (vi) performance awards. The current forms of the applicable award agreements pursuant to the Company’s long term incentive plan are included as exhibits hereto.